FOR IMMEDIATE RELEASE	FOR MORE INFORMATION
Thursday, September 19, 2013	CONTACT: Jack Zoeller,
Chairman & CEO, 804-763-1333

NEWS RELEASE

Mark Severson Named CFO of Cordia Bancorp, Bank of Virginia

MIDLOTHIAN, Va., September 19, 2013 -- Cordia Bancorp Inc. (the "Company") (BVA), parent of Bank of Virginia (the "Bank"), today announced the hiring of Mark A. Severson as Executive Vice President and Chief Financial Officer of the Company and the Bank.

“Mark brings to Cordia and Bank of Virginia 37 years of banking experience, including as Chief Financial Officer of six institutions. He has made significant contributions at all levels of community banking, including at three banks larger than $1 billion in assets. We were particularly attracted to Mark’s experience in bank mergers and acquisitions and retail branch development as we prepare for our next phase of organic and strategic growth,” said Jack Zoeller, President and CEO of Cordia Bancorp and Chairman and CEO of Bank of Virginia.

Mr. Severson was most recently Chief Financial Officer and Treasurer of Chemung Financial Corporation in Elmira, NY. Before that he served as Chief Financial Officer of FNB United Corp. in Asheboro, NC from 2007 to 2011, Chief Financial Officer of Camco Financial Corporation in Cambridge, OH from 2001 to 2007, Chief Financial Officer of FCNB Corp. in Frederick, MD from 1990 to 2001, and Vice President of Union Planters Bank in Memphis, TN from 1984 to 1989.

Mark began his career as a senior accountant at KPMG LLC in Des Moines, IA, after receiving his bachelor’s degree in accounting from University of Northern Iowa. He and his wife Mariam have five adult children and will reside in the Richmond area.

The Company also announced, as required by the Nasdaq rules, equity inducement awards made to Mr. Severson as the newly appointed Chief Financial Officer.

As an inducement for employment, Severson was granted 12,500 restricted shares of common stock on September 16, 2013. The shares will vest pro rata on a monthly basis over four years. In addition, Severson was granted an option to purchase 10,000 common shares at an exercise price of $4.41 (the closing price per share of the Company’s common stock on September 16, 2013 as listed on Nasdaq). The stock option is subject to pro rata annual vesting over four years. These awards are subject to forfeiture in the event of termination of employment (whether voluntary or involuntary) prior to vesting.

These awards were granted outside of the Company’s 2011 Stock Incentive Plan, but except as set forth in the inducement award, will generally be subject to the same terms and conditions as apply to restricted stock and stock options granted under that plan. The Company’s Board of Directors (including a majority of the Company’s independent directors) approved these equity inducement awards in reliance on an employment inducement exception to shareholder approval provided for in the Nasdaq governance rules. To comply with the terms of this exemption, these inducement equity grants require prompt public announcement of the awards.

About Cordia Bancorp

Cordia Bancorp Inc. is a public bank holding company founded in 2009 seeking to invest in undervalued community banks and pursue organic and strategic growth in the Mid-Atlantic banking market. Substantially all of the assets of Cordia consist of its investment in Bank of Virginia. Bank of Virginia provides retail banking services to individuals and commercial customers through four full-service and two ATM-only banking locations in the greater Richmond market, including Chesterfield and Henrico Counties and Colonial Heights, Virginia.

For more information about Cordia Bancorp and Bank of Virginia, visit our websites: www.cordiabancorp.com and www.bankofva.com